Exhibit 99.1

N e w s R e l e a s e
ResCare • 9901 Linn Station Road • Louisville, Kentucky 40223 • Phone: 502.394.2100 • www.rescare.com

Contact:	David W. Miles	Derwin A. Wallace
	Chief Financial Officer	Director of Investor Relations
	502-394-2137	502-420-2567

RESCARE NAMES PRESIDENT OF LARGEST DIVISION

Pat Kelley Rejoins Company

LOUISVILLE, KY (December 18, 2007) — ResCare, Inc. (NASDAQ: RSCR), today announced that Patrick G. Kelley, 43, will join the Company as president of its Community Services Group (CSG), effective January 2, 2008.  Mr. Kelley assumes the position from Ralph G. Gronefeld, Jr., who continued to serve in this role after his appointment as ResCare’s president and chief executive officer in June 2006.  CSG, which is ResCare’s largest group and accounts for nearly 70% of the Company’s annual revenues, provides services to people with cognitive, intellectual and developmental disabilities; home care to senior citizens; and foster and residential care to children.  ResCare is the country’s largest provider of services to people with disabilities and special needs.  Mr. Kelley was employed by ResCare for more than 19 years before taking the position of president at an insurance claims recovery company in 2006.

“I am happy to hand the CSG responsibilities to such a capable person.  Pat started in our field as a direct support professional 21 years ago at one of ResCare’s Kentucky operations while he was earning his degree in psychology from Western Kentucky University,” said Mr. Gronefeld.  “He literally grew up with ResCare, rising through the ranks to a regional vice president for 12 states to senior vice president of the division and then senior vice president of support services, creating vendor partnerships that have saved the Company millions of dollars.  He knows ResCare from every level, and he is the perfect person to lead our largest business group.  I am excited we could bring him back into the family.”

Mr. Kelley, a Kentucky native, also holds a Masters of Science and Social Work from the University of Louisville.  He lives in Louisville with his wife, Jill, and their children, Mason and Katelyn.

ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities.  It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels.  Based in Louisville, Kentucky, ResCare and its 42,000 dedicated employees serve daily more than 65,000 people in 37 states, Washington, D.C., Puerto Rico and in a growing number of international locations.  For more information about ResCare, please visit the Company’s website at www.rescare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring downsizing, de-institutionalization and privatization of government programs.  In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements.  Please refer to the discussion of those factors in the Company’s filed reports.  Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

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